Exhibit 2

INCENTIVE STOCK OPTION AGREEMENT

To: Telvent G.I.T., S.A. (the “Director”)

WHEREAS	You were granted on October 30, 2003 (the “Date of Grant”), certain options (the “Options”) to purchase shares of ViryaNet Ltd. (the “Company”) pursuant to the terms and conditions provided hereunder; and

WHEREAS	The Company has duly adopted the Company’s 1999 Stock Option and Incentive Plan, as amended (the “Plan”), which is incorporated hereby by reference.

NOW, THEREFORE, this Incentive Stock Option Agreement (the “Option Agreement”) hereby details all the terms and conditions of the options so granted to you.

The Options granted to you are Options to purchase Ordinary Shares of the Company, NIS 1.0 par value per share (the “Shares”). Each Option may be exercised to purchase one Share. The Plan shall be effective as of January 1, 1999 until December 31, 2008. An Option Agreement signed in the place provided at the end hereof should be delivered to the Secretary of the Company or the Chief Financial Officer not later than fourteen (14) days following delivery of this Option Agreement to you.

Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

The decision to grant you the Options has been made as an integral part of the Company’s policy to employ and retain persons who are valuable to the Company, to encourage the sense of proprietorship as well as to create an active interest in the development and financial success of the Company and its subsidiaries.

The Options are granted pursuant to the Plan and are in all respects governed by the Plan and subject to all the terms and conditions as detailed in the Plan. A copy of the Plan is attached hereto as Appendix A. This Option Agreement highlights certain elements of the Plan but in the event there is any inconsistency between the provisions of this agreement and the Plan, the provisions of the Option Agreement shall prevail. Should you require any further assistance please do not hesitate to contact Mr. Yohanan Engelhardt.

The Number of Options

You are hereby granted 10,000 Options to purchase up to 10,000 Shares (each option represents the right to purchase 1 Share).

The Exercise Price

$1.59 U.S. dollars per Share, which the Company determined to be the Fair Market Value of a Share as of the Date of Grant.

Term and Exercise of Option

Subject to the provisions below, the Options shall be exercisable with respect to Shares, in whole at any time or in part from time to time for a period of seven years from the Date of Grant. Subject to the provisions below, the Options shall vest and become exercisable as follows:

Number of Options	Date First Exercisable

1,250 1,250 1,250 1,250 1,250 1,250 1,250 1,250	January 30, 2004 April 30, 2004 July 30, 2004 October 30, 2004 January 30, 2005 April 30, 2005 July 30, 2005 October 30, 2005

provided that you shall remain as a director of the Company for a period beginning with the Date of Grant and ending on the Date First Exercisable with respect to such Shares (subject to exceptions as provided in the Plan).

•	In the event that your position of Director terminates prior to the Date First Exercisable, you shall not receive pro-rata number of Options for such term as you served as a Director.

•	All Options shall be fully vested and fully exercisable upon the completion of one or more of the following events, whether by way of a consolidation, merger or reorganization of the Company or otherwise: (a) a sale of all or substantially all of the Company’s issued share capital or assets to any other company, entity, person or a group of persons, or (b) the acquisition of more than 50% of the Company’s equity or voting power by any shareholder or group of shareholders.

•	You may exercise all or part of your Options by submitting a written exercise notice to the Company using a form provided by the Company, which will become effective upon its acceptance by the Secretary of the Company or the Chief Financial Officer at its principal office.

•	The exercise notice must be completed with the following information and must be accompanied by a check drawn in favor of the Company in an amount equal to the number of shares purchased multiplied by the exercise price per share:

Number of Options Exercised
Option Holder Name and Address
Social Security Number or Tax ID
Brokerage Account Name and Account Number

•	If your position as director is involuntarily terminated other than for Cause (as determined by the Compensation Committee), all Options which are otherwise exercisable may be exercised within 30 days after such termination. If your position as director terminates by reason of death or disability, all Options which are otherwise exercisable may be exercised within six months after such termination.

•	The Options may not be exercised after the termination of your position as Director (subject to exceptions as provided in the Plan and/or in this agreement).

Tax Consequences

•	You will be liable for any tax consequences (including, without derogating from the generality of the above income tax, social security payments etc.) arising from the grant of the Options or exercise thereof, or from the transfer, sale etc. of such Options or Shares granted upon their exercise, as detailed in the Plan.

•	You hereby undertake not to apply for a tax exemption pursuant to Section 97(a) to the Income Tax Ordinance or Part G of the Industry Encouragement Law (Taxes), regarding the Option or the shares deriving therefrom before the end of the holding-in-trust period as specified in the Notice.

The above description does not purport to be a complete or comprehensive analysis of the tax implications or consequences of the Options grant hereunder and you are hereby advised to seek independent advice thereon.

Continuance of Position of Director

Subject to the Israeli Companies Law, the Plan and this Option Agreement neither confer upon you the right nor impose any obligation on the Company or a subsidiary thereof, to continue your position as a director restrict the right of the Company or a subsidiary thereof to terminate your position as Director.

Non-Transferability

The rights granted hereunder may not be transferred or assigned to any other person, otherwise than by will or by the laws of descent. During your lifetime the Options shall be exercisable only by you.

This Option Agreement shall be effective as of November 26, 2003 and shall be binding upon the heirs, executors and administrator of the parties hereof.

Purchase Of Investment

You hereby expressly agrees with the Company as follows:

You may be required by the Company, at the Company’s discretion, to give a representation in writing upon exercising the Options, that you are acquiring the Shares for you own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

You shall not dispose of any Options or Shares in transactions which, in the opinion of counsel to the Company, violate the U.S. Securities Act of 1933, as amended (the “1933 Act”), or the rules and regulations thereunder, or any applicable state securities or “blue sky” laws, including the securities laws of the State of Israel.

If any Options shall be registered under the 1933 Act, no public offering (otherwise than on a national securities exchange, as defined in the Securities Exchange Act of 1934, as amended) of any Options or Shares shall be made by you (or any other person) under such circumstances that he or she (or such other person) may be deemed an underwriter, as defined in the 1933 Act.

You agree that the Company shall have the authority to endorse upon the certificate or certificates representing the Options or Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate.

Confidentiality

You undertake to keep in strict confidence and not to disclose any of the terms and conditions of this Option Agreement to any third party, except for disclosures required by law and then only to the extent so required.

You acknowledge and agree that the confidentiality undertaking is a principal obligation of this option agreement.

Very truly yours,

SAMUEL HACOHEN
Executive Chairman, Board of Directors

I the undersigned as the authorized representative for Telvent G.I.T., S.A., hereby declare that I have read this Option Agreement and the Plan and agree to be bound by their provisions.

             /s/ José Ignacio del Barrio Gómez

Date:

Appendix

VIRYANET LTD.

1999 STOCK OPTION AND INCENTIVE PLAN

1.	NAME

This plan, as amended from time to time, shall be known as the ViryaNet Ltd. 1999 Stock Option And Incentive Plan.

2.	PURPOSE OF 1999 PLAN

The purpose of the ViryaNet Ltd. 1999 Stock Option and Incentive Plan (the “1999 Plan”) is to afford an incentive to officers, directors, employees and consultants of ViryaNet Ltd. (the “Company”), or any subsidiary of the Company which now exists or hereafter is organized or acquired by the Company, to acquire a proprietary interest in the Company, to continue as employees, directors and consultants, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. It is further intended that among other options granted some of the options granted by the Committee pursuant to the 1999 Plan shall constitute “incentive stock options” (“Incentive Stock Options” or “ISO”) within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), some of the options granted by the Committee pursuant to the 1999 Plan shall constitute “nonqualified stock options” (“Nonqualified Stock Options”) and some of the options granted by the Committee shall be 102 Stock Options (“102 Stock Options”) pursuant to the provisions of Section 102 of the Israeli Income Tax Ordinance (New Version) 1961 and any regulations, rules, orders or procedures promulgated thereunder (together: the “Options”). The Committee may also grant restricted shares (“Restricted Stock”) under the 1999 Plan (Restricted Stock together with the Options shall be referred to as: “Options/Shares”).

3.	ADMINISTRATION OF 1999 PLAN

The Board of Directors (the “Board”) or a Stock Option Committee (the “Committee”) appointed and maintained by the Board shall have the power to administer the 1999 Plan. The Committee shall consist of at least three members who shall serve at the pleasure of the Board, and any member of such Committee shall be eligible to receive Options/Shares under the 1999 Plan while serving on the Committee, unless otherwise specified herein. The Board or the Committee shall have full power and authority: (i) to designate participants; (ii) to designate Options/Shares or any portion thereof as Incentive Stock Options, as Nonqualified Stock Options, as Restricted Stock, as 102 Stock Options, or otherwise; (iii) to determine the terms and provisions of respective Option/Shares agreements (which need not be identical) including, but not limited to, the number of Options/Shares in the Company to be granted, provisions concerning the vesting schedule, the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iv) to accelerate the right of an optionee to exercise, in whole or in part, any previously granted Option; (v) to interpret the provisions and supervise the administration of the 1999 Plan; and (vi) to determine any other matter which is necessary or desirable for, or incidental to administration of the 1999 Plan.

The Board or the Committee shall have the authority to grant in its discretion to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price lower than provided in the Option so surrendered and canceled and containing such other terms and conditions as the Board or the Committee may prescribe in accordance with the provisions of the 1999 Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the 1999 Plan shall be made by a majority of its members except that no member of the Board or Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or Committee relating to any Option to be granted to that member. Any decision reduced to writing and signed by a majority of the members who are authorized to make such decision shall be fully effective as if it had been made by a majority at a meeting duly held.

Each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the 1999 Plan unless arising out of such member’s own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as directors or otherwise under the articles of association of the Company, any agreement, any vote of stockholders or disinterested directors, or otherwise.

4.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the 1999 Plan as recipients of Options/Shares shall include any employees or former employees of the Company or of any subsidiary of the Company. Except for Incentive Stock Options Directors of the Company or of any subsidiary of the Company who are not employees of the Company or its subsidiaries, and additionally consultants or contractors of the Company or its subsidiaries, shall also be eligible for participation in the 1999 Plan as recipients of Options. A person who has been granted an Option/Share hereunder may be granted additional Options/Shares, if the Board or the Committee shall so determine.

5.	TRUSTEE

The 102 Stock Options which shall be granted to employees of the Company (or if required by law) shall be issued to a trustee nominated by the Board or the Committee (in accordance with the provisions of Section 102) (the “Trustee”) and held for the benefit of the optionees for a period of not less than two years (24 months) from the date of grant. The Trustee my also hold in trust any shares issued upon exercise of such 102 Stock Options pursuant to the provisions of Section 102.

The Trustee shall not use the voting rights vested in my such shares held by the Trustee and shall not exercise said right in my way whatsoever, except in cases when, at his discretion and after consulting with the Committee, the Trustee believes that the said rights should be exercised for the protection of the optionees as a minority among the Company shareholders.

6.	SHARES RESERVED FOR 1999 PLAN

Subject to adjustment as provided in Paragraph 8 hereof, a total of 6,000,000 Ordinary Shares, NIS 0.1 par value per share, of the Company (“Shares”) shall be subject to the 1999 Plan. The Shares subject to the 1999 Plan hereby are, reserved for sale for such purpose. Any of such Shares which may remain unsold and which are not subject to outstanding options at the termination of the 1999 Plan shall cease to be reserved for the purpose of the 1999 Plan, but until termination of the 1999 Plan the Company shall at all times reserve a sufficient number of shares to meet the requirements of the 1999 Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the shares therefore subject to such Option may again be subjected to an Option under the 1999 Plan. Should any option granted under the Company’s 1996 Stock Option and Incentive Plan, 1997 Stock Option and Incentive

Plan or 1998 Stock Option and Incentive Plan for any reason expire or be canceled prior to its exercise or relinquishment in full, the shares therefore subject to such option may be subjected to an Option under the 1999 Plan; provided, however, that the cumulative number of such shares that may be so issued under the 1999 Plan will not exceed 9,078,590 shares.

7.	OPTION/SHARES PRICE

(a)	Except for Incentive Stock Options the purchase price of each Share subject to an Option or of each Restricted Stock or any portion thereof shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to guidelines as shall be suggested by the Board from time to time (but not less than the par value).

(b)	The Option price shall be payable upon the exercise of the Option in cash, by check, or other form satisfactory to the Board or the Committee.

(c)	The proceeds received by the Company from the sale of Options/Shares subject to an Option/Share granted under the 1999 Plan will be added to the general funds of the Company and used for its corporate purposes.

8.	ADJUSTMENTS

Upon the occurrence of any of the following described events, a grantee’s right to purchase Options/Shares under the 1999 Plan shall be adjusted as hereinafter provided:

(a)	If the Company is separated, reorganized, merged, consolidated or amalgamated with or into another corporation while unexercised/unvested Options/Shares remain outstanding under the 1999 Plan, there shall be substituted for the shares subject to the unexercised/unvested portions of such outstanding Options/Shares an appropriate number of shares of each class of shares or other securities of the separated, reorganized, merged, consolidated or amalgamated corporation which were distributed to the shareholders of the Company in respect of such shares, and appropriate adjustments shall be made in the purchase price per share to reflect such action.

(b)	If the Company is liquidated or dissolved while unexercised/unvested Options/Shares remain outstanding under the 1999 Plan, then all such outstanding Options/Shares my be exercised/vested in full by the optionees/grantees as of the effective date of any such liquidation or dissolution of the Company without regard to the installment exercise provisions of Paragraph 9(b), by the optionees/grantees giving notice in writing to the Company of their intention to so exercise.

(c)	If the outstanding shares of the Company shall at anytime be changed or exchanged by declaration of a stock dividend, stock split, combination or exchange of shares, recapitalization, extraordinary dividend payable in stock of a corporation other than the Company, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of Shares subject to this 1999 Plan or subject to any Options theretofore granted, and the option prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate option price; provided, however, that no adjustment shall be made by reason of the distribution of subscription rights on outstanding stock. Upon the happening of any of the foregoing, the class and aggregate number of shares issuable pursuant to the 1999 Plan (as set forth in paragraph 6 hereof), in respect of which Options/Shares have not yet been exercised/vested, shall be appropriately adjusted.

(d)	Anything herein to the contrary notwithstanding, if prior to the completion of the initial public offering of shares of the Company, all or substantially all of the shares of the Company are to be sold, or upon a -merger or reorganization or the like, the shares of the Company, or any class thereof, are to be exchanged for securities of another company, then in such event, each optionee shall be obliged to sell or exchange, as the case may be, the shares he purchased under the 1999 Plan in accordance with the instructions then issued by the Board.

9.	TERM AND EXERCISE OF OPTIONS/SHARES

(a)	Options shall be exercised by the optionee by giving written notice to the Company, which exercise shall be effective upon receipt of such notice by the Secretary of the Company at its principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

(b)	Each Option granted under this 1999 Plan shall be exercisable on the date and for the number of shares as shall be provided in the option agreement evidencing the Option and setting forth the terms thereof. However, (i) no Option shall be exercisable after the expiration of seven (7) years from the date of grant, and (ii) no Incentive Stock Options my be granted to a person who at the time of the grant owns more than 10% of the voting stock of value of the Company.

(c)	Options/Shares granted under the 1999 Plan shall not be transferable by optionees/grantees other than by will or the laws of descent and distribution, and during an optionee’s lifetime shall be exercisable only by that optionee.

(d)	Options granted to employees or directors may not be exercised after the termination of employment and/or service as a director unless (i) the Board or the Committee shall authorize, in the relevant option agreement or otherwise, an extension of the term of all or part of the option beyond the date of such termination for a period not to exceed the period during which the Option by its terms would otherwise have been exercisable, (ii) termination is without Cause (as determined by the Committee) or employee resigns, in which event my Options still in force and unexpired may be exercised within a period of 30 days from the date of such termination, but only with respect to the number of shares purchasable at the time of such termination, (iii) termination is the result of death or disability, in which event my Options still in force and unexpired may be exercised within a period of six (6) months from the date of termination, but only with respect to the number of shares purchasable at the time of such termination, or (iv) termination of employment is the result of retirement under any deferred compensation agreement or retirement plan of the Company or of any subsidiary of the Company or after age 60, while Options granted hereunder are still in force and unexpired, in which case the Board or Committee shall have the discretion to permit any unmatured installments of the Options to be accelerated as for the later of the date of retirement or a date one year following the date of grant, and the Options shall thereupon be exercisable in full without regard to the installment exercise provisions of Paragraph 9(b).

(e)	The holders of Options/Shares shall not be or have any of the rights or privileges of shareholders of the Company in respect of any shares unless and until, following exercise/vesting date but subject always to the provisions of Section 5 above, certificates representing such shares shall have been issued by the Company and delivered to such holders.

(f)	Any form of option agreement authorized by the 1999 Plan may contain such other provisions as the Board or the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Board or the Committee may, with the consent of the optionee/grantee, from time to time cancel all or any portion of any Option then subject to exercise, and the Company’s obligation in respect of such Option may be discharged by (i) payment to the optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate purchase price of such shares, (ii) the issuance or transfer to the optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Board or the Committee in its sole discretion.

(g)	Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution, for such period as the Committee shall determine from the date on which the award is granted (the “Restricted Period”). The Committee may also impose such other restrictions and conditions on the shares as it deems appropriate including the satisfaction of performance criteria. Certificates for shares of stock issued pursuant to Restricted Stock awards shall bear an appropriate legend referring to such restrictions, and any attempt to dispose of any such shares of stock in contravention of such restrictions shall be null and void and without effect. During the Restricted Period, such certificates shall be held in escrow by an escrow agent appointed by the Committee. In determining the Restricted Period of an award, the Committee may provide that the foregoing restrictions shall lapse with respect to specified percentages of the awarded shares on successive anniversaries of the date of such award.

Subject to such exceptions as may be determined by the Committee, if the Grantee’s continuous employment with, or performance of, service for, the Company or my Parent or Subsidiary shall cease for any reason prior to the expiration of the Restricted Period of an award, any shares remaining subject to restrictions shall thereupon be forfeited by the grantee and transferred to a Subsidiary at no cost to the Company or such Parent or Subsidiary or shall be converted into a deferred stock.

10.	INCENTIVE STOCK OPTIONS

(a)	In case of ISO granted to employees, the aggregate Fair Market Value of Shares (determined as of the date of the grant of the ISO’s) with respect to which ISO’s are exercisable for the first time by any optionee during any calendar year shall not exceed the limitation provided under Section 422(d) of the Code.

(b)	The options issued as ISOs must be granted within 7 years of the date that the Plan is adopted or the date that the Plan is approved by the stockholders, whichever is earlier.

(c)	Any option issued as an ISO must by its terms be exerciseable only within 10 years of the date that it is granted.

(d)	The option price for any ISO must not be less than the fair market value of the stock at the time that the option is granted. This requirement shall be deemed satisfied if there has been a good faith attempt to value the stock accurately for this purpose.

(e)	The ISO by its terms must be non-transferable other than at death and must be exercisable during the employee’s lifetime only by the employee.

11.	PURCHASE OF INVESTMENT

Unless Shares covered by the 1999 Plan have been listed for trade on my stock exchange (of any jurisdiction), or the Company has determined that such registration is unnecessary, each person exercising an Option under the 1999 Plan may be required by the Company to give a representation in writing that he is acquiring such shares for his own account, for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

12.	TERM DATE OF 1999 PLAN

The 1999 Plan shall be effective as of January 1, 1999 and shall terminate on December 31, 2008. All Options not exercised as of December 31, 2008 shall expire.

13.	AMENDMENTS OR TERMINATION

The Board may, at any time and from time to time, amend, alter, or discontinue the 1999 Plan, except that no amendment or alteration shall be made which would impair the rights of the holder of any Options/Shares theretofore granted without his consent.

14.	GOVERNMENT REGULATIONS

The 1999 Plan, and the granting and exercise of Options/Shares hereunder, and the obligation of the Company to sell and deliver shares under such Options/Shares, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the optionee including the registration of the shares under the United States Securities Act of 1933, and to such approvals by any governmental agencies or national securities exchanges as may be required.

15.	CONTINUANCE OF EMPLOYMENT

Neither the 1999 Plan nor the option agreement with the optionee shall impose any obligation on the Company or a subsidiary thereof, to continue any optionee/grantee in its employ, and nothing in the 1999 Plan or in any Option/Share granted pursuant thereto shall confer upon any optionee any right to continue in the employ of the Company or a subsidiary thereof or restrict the right of the Company or a subsidiary thereof to terminate such employment at any time.

16.	GOVERNING LAW

This 1999 Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

17.	TAX CONSEQUENCES

Any tax consequences arising from the grant or exercise of any Options/Shares, from the payment for shares covered thereby or from any other event or act (of the Company or the optionee) hereunder (including without limitation any tax consequences if for any reason, or by any authority, legal or other, according to any law or regulation, local or foreign, the options or shares of any type or kind granted under this 1999 Plan or any portion thereof, would not constitute or not qualify for any type or kind of tax consequences), shall be borne solely by the optionee. Furthermore, the optionee shall agree to indemnify the Company and the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the optionee/grantee.

18.	NON-EXCLUSIVITY OF THE 1999 PLAN

The adoption of the 1999 Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options otherwise than under the 1999 Plan, and such arrangements may be either applicable generally or only in specific cases.

19.	MULTIPLE AGREEMENTS

The terms of each Option/Share may differ from other Options/Shares granted under the 1999 Plan at the same time, or at any other time. The Committee may also grant more than one Option/Share to a given optionee/grantee during the term of the 1999 Plan, either in addition to, or in substitution for, one or more Options/Shares previously granted to that optionee/grantee.